UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2005

BROADVISION, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-28252	94-3184303
(Commission File No.)	(IRS Employer Identification No.)

585 Broadway
Redwood City, CA 94063

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 261-5100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On June 28, 2005, BroadVision, Inc. (the “Company”) entered into an Amendment to Loan Agreement with Silicon Valley Bank (the “Amendment”), amending the Amended and Restated Loan and Security Agreement dated March 31, 2002, by and between the Company and Silicon Valley Bank (the “Agreement”). The Amendment (a) waives any existing covenant violations; (b) broadens certain existing covenants; (c) terminates the equipment loan portion of the Agreement; and (d) effective July 1, 2005, limits advances to a borrowing based on a percentage of accounts receivable.

The foregoing is a summary of the material features of the Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the terms of the Amendment, which is filed as Exhibit 10.56 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On June 29, 2005, the Company’s Board of Directors approved a business restructuring plan, primarily consisting of headcount reductions, designed to adjust expenses to a level more consistent with anticipated revenues.  The reduction by approximately 63 employees, or 22% of the Company’s workforce, is expected to be completed by the end of the third quarter of 2005 and result in annualized savings of approximately $10.0 million.  The Company expects that it will incur pre-tax severance costs of approximately $1.3 million, of which approximately $900,000 will be incurred in the second quarter of 2005 and $400,000 will be incurred in the third quarter of 2005.

Item 9.01.  Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit Number	Description
10.56	Ninth Amendment to the Amended and Restated Loan and Security Agreement, between the Company and Silicon Valley Bank, dated June 28, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BROADVISION, INC.

Dated: July 5, 2005	By:	/s/ William E. Meyer
William E. Meyer
Executive Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.56	Ninth Amendment to the Amended and Restated Loan and Security Agreement, between the Company and Silicon Valley Bank, dated June 28, 2005.